Exhibit 10.1

AMENDMENT NO. 4 TO MASTER REPURCHASE AGREEMENT

Dated as of October 29, 2010

Between:

HOME LOAN CENTER, INC., as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.                                      This Amendment

The Parties agree hereby to amend the Master Repurchase Agreement dated October 30, 2009 between them (the “Original MRA”, as amended by Letter Agreement dated November 27, 2009, Amendment No. 1 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 2 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 3 to Master Repurchase Agreement dated July 22, 2010, and as further supplemented, amended or restated from time to time, the “MRA”) to (i) extend the latest Termination Date to October 28, 2011 and (ii) make other changes desired by Buyer, and they hereby amend the MRA as follows.

All capitalized terms used in the MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there.

The Paragraphs of this Amendment are numbered to correspond with the numbers of the Paragraphs in the MRA amended hereby and are accordingly often nonsequential.

2.                                      Definitions; Interpretation

A.            The caption of Paragraph 2 is amended to read as stated immediately above.

B.            A new subparagraph (a) is inserted in Paragraph 2 immediately following the caption thereof to read as follows:

(a)           Definitions.  As used in this Agreement and (unless otherwise defined differently therein) in each other Transaction Document, the following terms have these respective meanings:

C.            The definition of “Accounts” is hereby amended to replace the phrase “the Cash Pledge Account, the Funding Account” in the first line of such definition with the phrase “the Cash Pledge Account, the Collection Account, and the Funding Account”.

D.            The following additional definitions are hereby added to Paragraph 2 of the MRA, in alphabetical order.

“Collection Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

Home Loan Center, Inc.,

For the Benefit of JPMorgan Chase Bank, N.A.

PITI Hold Account

“Combined Loan-to-Value Ratio” or “CLTV” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the sum of (i) the original principal amount of the Mortgage Note plus (ii) the original principal amount of each other Mortgage Loan that is secured by a junior Lien against the related Mortgaged Property, and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan.

“RHS” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture.

“RHS Loan” means a CL Loan guaranteed by RHS (and which conforms to all other CL rural housing mortgage loan guidelines).

“Second Home Loan” means a first lien Mortgage Loan secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence.

E.             The definitions of the following terms in the MRA are hereby amended to read as follows:

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA.

“Government Loan” means a Mortgage Loan which is insured by the FHA or guaranteed by the Department of Veterans Affairs or RHS.  The term Government Loan shall not include any Mortgage Loan that is a CL Jumbo Loan or a Conventional Conforming Loan.

“Loan-to-Value Ratio” or “LTV” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan.

“Price Differential” means with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the following amount for each day during that month (or portion thereof):

the weighted average of the applicable Pricing Rates for such day multiplied by the aggregate outstanding Purchase Price on such day divided by 360.

“Repurchase Price” means, for each Purchased Mortgage Loan on any day, the price for which such Purchased Mortgage Loan is to be resold by Buyer to Seller upon termination of the Transaction in which Buyer purchased it (including a Transaction terminable on demand), which is (x) its Purchase Price minus (y) the sum of all cash, if any, theretofore paid by Seller into the Operating Account to cure the portion of any Margin Deficit that Buyer, using any reasonable method of allocation, attributes to such Purchased Mortgage Loan plus (z) its accrued and unpaid Price Differential on that day; provided that such accrued Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Termination Date” means the earliest of (i) the Business Day, if any, which Seller designates as the Termination Date by written notice to Buyer given at least thirty (30) days prior to such date, (ii) the date of declaration of the Termination Date pursuant to Paragraph 12(c), (iii) the Business Day which Buyer designates as the Termination Date pursuant to Paragraph 11(aa), and (iv) October 28, 2011, as that date may be extended by written agreement of Buyer and Seller.

F.             The definition of “Eligible Mortgage Loan” is hereby amended to replace clause (vi) thereof with the following clause (vi) and is further amended to replace the period at the end of clause (xxii) thereof with a semi-colon, and add the following clauses (xxiii) and (xxiv):

(vi)          which does not have a Combined Loan-to-Value Ratio in excess of (i) one hundred three percent (103%) in the case of a Government Loan other than an RHS Loan, (ii) one hundred three and one-half percent (103.5%) in the case of an RHS Loan or (iii) ninety-five percent (95%) in the case of a Conventional Conforming Loan (or, in each case, such other percentage determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) and, if its Loan-to-Value Ratio is in excess of eighty percent (80%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(xxiii)       which, if an RHS Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other RHS Loans that are then subject to Transactions, is less than or equal to twenty percent (20%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount; and

(xxiv)       which, if a Second Home Loan, its Purchase Price, when added to the sum of the Purchase Prices of all Second Home Loans that are then subject to Transactions, is less than or equal to five percent (5%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount.

G.            Clause (ii) of the definition of “Loan File” in the MRA is hereby amended to read as follows, and a new clause (xiii) is hereby added to the definition of “Loan File” as follows (and the period at the end of the existing clause (xii) thereof is amended to read “; and”):

(ii)           if a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan;

(xiii)         a copy of the DU/DO/LP approval cover page or, for a CL Jumbo Loan, a copy of the related CHL Correspondent Channel Approval Memorandum or, for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18.

H.            The following new Paragraph 2(b) is added to the end of Paragraph 2:

(b)           Interpretation.  Headings are for convenience only and do not affect interpretation.  The following rules of this Paragraph 2(b) apply unless the context requires otherwise.  The singular includes the plural and conversely.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference in this Agreement to a Paragraph, subparagraph, Exhibit or Schedule is, unless otherwise specified, a reference to a Paragraph or subparagraph of, or an Exhibit or Schedule to, this Agreement.  “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.  A reference to an agreement or document is to the agreement or document as supplemented, amended, novated, restated or replaced, except to the extent prohibited by any Transaction Document.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile or electronic transmission and any other means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes an omission, statement or undertaking, whether or not in writing.  An Event of Default exists until it has been waived in writing by the appropriate Person or Persons or has been timely cured.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” and correlative terms are not limiting and mean “including without limitation”, whether or not that phrase is stated.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.  Unless otherwise specifically provided, all determinations by Buyer shall be in its sole, absolute and unfettered discretion.  This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters; all such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if either Seller or Buyer gives notice to the other of them that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the effective date of this Agreement in GAAP or in its application on the operation of such provision, whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless otherwise specifically provided, all accounting calculations shall be made on an unconsolidated basis.  Except where otherwise provided in this Agreement, references herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Seller.  Except where otherwise provided in this Agreement, any determination, statement or certificate by the Buyer or an authorized officer of the Buyer or any of its Affiliates provided for in this Agreement that is made in good faith and in the manner provided for in this Agreement shall be conclusive and binding on the parties in the absence of manifest error.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement, whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document or any information recorded on a computer drive or other electronic media form.  Where Seller is required by this Agreement to provide any document to Buyer, it shall be provided in writing or printed form unless Buyer requests otherwise, and at Buyer’s request, the document shall be provided in electronic form or in both printed and electronic form.  This Agreement and the other Transaction Documents are the result of negotiations among between Buyer and Seller and are the product of all parties.  In the interpretation of this Agreement and the other Transaction Documents, no rule of construction shall apply to disadvantage one party on the ground that such party originated, proposed, presented or was involved in the preparation of any particular provision of this Agreement or of any other Transaction, or of this Agreement or such other Transaction Document itself.  Except where otherwise expressly stated, the Buyer may (i) give or withhold, or give conditionally, approvals and consents, (ii) be satisfied or unsatisfied, and (iii) form opinions and make determinations, in each case in Buyer’s sole and absolute discretion.  Any requirement of good faith, reasonableness, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or any other Person or the

Purchased Mortgage Loans themselves.  Buyer may waive, relax or strictly enforce any applicable deadline at any time and to such extent as Buyer shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.

3.                                      Initiation; Confirmations; Termination

A.            Paragraph 3(b) is amended to add the following sentence to the end of Paragraph 3(b):

Seller may (i) initially request less than one hundred percent (100%) of the Purchase Price for any one or more Purchased Mortgage Loans, (ii) repay part of the Purchase Price therefor to Buyer or (iii) both, and may subsequently request that Buyer fund (or re-fund) the balance of the Purchase Price to Seller, and in either case so long as no Default or Event of Default has occurred and is continuing, Seller may elect (but shall not be obligated) to fund (or re-fund) such balance to Seller.

B.            Paragraph 3(d) is amended in its entirety to read as follows:

(d)           Failed Fundings.  Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than one (1) Business Day after each Purchase Date, any Mortgage Loans which failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder.  Seller further agrees to (i) return, or cause the Settlement Agent to return, to the Funding Account, for refunding to Buyer, the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date, and (ii) indemnify Buyer for any loss, cost or expense reasonably incurred by Buyer as a result of the failure of such Mortgage Loans to close or to be delivered to Buyer; provided that Seller shall not be required to indemnify Buyer for any loss, cost or expense arising as a result of Buyer’s failure to fund the Purchase Price for an Eligible Mortgage Loan by the end of the day on the related Purchase Date in accordance with Paragraph 3(b) if Buyer is obligated to so fund pursuant to Paragraph 3(b).

C.            Paragraph 3(e) is amended to add the following two sentences to the end of Paragraph 3(e):

All such transfers from Buyer to Seller are and shall be without recourse and without any of the transfer warranties of UCC §3-416 or other warranty, express or implied.  Notwithstanding the foregoing or any other provisions to the contrary in this Agreement or any other Transaction Document, Buyer shall not be obligated to transfer any Purchased Mortgage Loans to Seller after the termination of this Agreement or Buyer’s liquidation of the Purchased Mortgage Loans pursuant to Paragraph 12.

D.            A new Paragraph 3(i) is hereby added at the end of Paragraph 3 to read as follows:

(i)            Accrual and Payment of Price Differential.  The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day when the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the day when the Repurchase Price is paid to Buyer.  Accrued Price Differential for each Purchased Mortgage Loan shall be due and payable (i) on each Remittance Date, (ii) when any Event of Default occurs and (iii) on each Business Day after any Event of Default occurs and so long as it is continuing, to and including the day that the Repurchase Price therefor shall be paid to Buyer.

4.                                      Margin Maintenance

A.            Paragraph 4(b) is amended to read in its entirety as follows:

(b)           Margin Maintenance.  If the notice to be given by Buyer to Seller under Paragraph 4(a) is given at or prior to 10:00 a.m. Houston, Texas time on a Business Day, Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer prior to 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 10:00 a.m. Houston, Texas time, Seller shall transfer cash or Additional Purchased Mortgage Loans prior to 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice.  All cash required to be delivered to Buyer pursuant to this Paragraph 4(b) shall be deposited by Seller into the Operating Account and applied by Buyer to reduce the Repurchase Prices of such of the Purchased Mortgage Loans that are then subject to outstanding Transactions as Buyer shall select, with the amount to be applied to any particular Purchased Mortgage Loan to be determined by Buyer, using such reasonable method of allocation as Buyer shall elect in its sole discretion at the time.  Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists.

5.                                      Accounts; Income Payments

A.            Paragraph 5(a) is amended to add the following sentence at the end of Paragraph 5(a):

Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return funds on deposit in an Account to Seller if any amounts are owed to Buyer hereunder by Seller.

B.            The third sentence of Paragraph 5(c) is replaced with the following sentence:

On each Repurchase Date which occurs pursuant to Paragraph 3(e) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan and, unless an Event of Default has occurred and is continuing, Buyer will transfer the remaining balance, if any, in the Funding Account to the Operating Account.

C.            Paragraph 5(e) is amended in its entirety to read as follows:

(e)           Operating Account.

(i)            The Operating Account shall be used for the purposes of (1) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (2) Seller’s funding of any shortfall between (x) the proceeds of an Eligible Mortgage Loan being purchased by Buyer that are to be disbursed at its Origination and (y) the Purchase Price to be paid by Buyer for that Eligible Mortgage Loan, (3) Seller’s payment of any difference between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Paragraph 3(e) and (4) for any cash payments made by Seller to satisfy Margin Calls pursuant to Paragraph 4(b).

(ii)           On or before the fourth (4th) Business Day before each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due Buyer on that Remittance Date.  On or before the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account an amount sufficient to pay all amounts due Buyer on that Remittance Date.  On each Remittance Date, Buyer shall withdraw funds from the Operating Account to effect such payment to the extent of funds then available in the Operating Account.  If the funds on deposit in the Operating Account are insufficient to pay the amounts then due Buyer in full, Seller shall pay the deficiency amount on the date such payment is due by wire transfer of such amount to the Operating Account, and Buyer shall withdraw the funds so deposited to pay such deficiency to the extent of the funds deposited.

(iii)          Funds deposited by Seller in the Operating Account to cover the shortfall, if any, referred to in clause (2) of subparagraph 5(e)(i) will be disbursed by Buyer to the Settlement Agent along with the Purchase Price of the related Eligible Mortgage Loan being purchased by Buyer to fund the Origination of such Mortgage Loan as provided in Paragraph 3(b).

(iv)          At any time after a Margin Call, Buyer may withdraw funds from the Operating Account to pay such Margin Call and shall apply the funds so withdrawn for that purpose to reduce the Repurchase Prices of Purchased Mortgage Loans then subject to outstanding Transactions as provided in Paragraph 4(b).  At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Paragraph 5(f).

(v)           Unless (1) a Default of an Event of Default has occurred and is continuing or (2) any amounts are then owing to Buyer or any Indemnified Party under this Agreement or another Transaction Document, on Seller’s request, Buyer will transfer the Operating Account balance to an account designated by Seller.

D.            Paragraph 5(f) is amended in its entirety to read as follows:

(f)            Application of Funds.  After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and such other amounts on deposit in all or any of the Accounts other than escrow amounts held in the Collection Account or another account and required to be used for the payment of taxes and insurance on any Purchased Mortgage Loan, in the same order and manner as is provided in the second grammatical paragraph of Paragraph 12(d) for proceeds of dispositions of Purchased Mortgage Loans not repurchased by Seller.

E.             The last sentence of Paragraph 5(g) is replaced with the following sentence:

If a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists, as of the date Income is paid on a Purchased Mortgage Loan subject to a Transaction hereunder, if directed by Buyer, Seller shall cause such Income to be deposited directly into the Collection Account or to such other account as Buyer may direct.

8.             Change in Requirement of Law

A.            Paragraph 8(e) is amended in its entirety to read as follows:

(e)           If, within 10 days after receipt of notice from Buyer demanding compensation pursuant to this Paragraph (it being understood that a certificate described in clause (c) above shall constitute such notice for purposes hereof), Seller notifies Buyer that it declares the Termination Date in accordance with clause (i) of the definition of “Termination Date” (which Termination Date shall occur not less than 30 days following such notice from Seller to Buyer), Seller shall be entitled to receive a pro-rated refund of the “Commitment Fee” (as defined in that certain Commitment Letter dated September 30, 2010 between Seller and Buyer) paid to Buyer on or about September 30, 2010.  Such refund shall be paid to Seller on the Termination Date in an amount equal to (1) (i) the quotient of the Commitment Fee divided by 364 times (ii) the number of days following the Termination Date declared pursuant to this Paragraph 8(e) until October 28, 2011 less (2) any amounts owing by Seller to Buyer or any other Indemnified Party as of the Termination Date.

11.                               Seller’s Covenants

A.            Clause (iv) of Paragraph 11(x) is hereby amended to replace subpart (B) thereof with the following:

(B)           maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than sixty-seven percent (67%) of Seller’s aggregate Available Warehouse Facilities.

B.            A new Paragraph 11(bb) is hereby added at the end of Paragraph 11 read as follows:

(bb)         Seller shall not, and shall not permit any of its Subsidiaries to, incur, permit to exist or commit to incur any Debt that has not been approved by Buyer in writing in advance, except the following (collectively, “Permitted Debt”):

(1)           Seller’s obligations under this Agreement and the other Transaction Documents;

(2)           Seller’s and its Subsidiaries’ obligations under other Available Warehouse Facilities;

(3)           obligations to pay taxes;

(4)           liabilities for accounts payable, capitalized equipment or operating leases and similar liabilities, but only if incurred in the ordinary course of business;

(5)           accrued expenses, deferred credits and loss contingencies that are properly classified as liabilities under GAAP;

(6)           non-speculative Hedging Arrangements incurred in the ordinary course of business; and

(7)           other Debt approved in writing by Buyer, including the Permitted Debt, if any, described in Exhibit M (Buyer shall have no obligation to approve any other Debt, and may approve or disapprove it, in writing or otherwise, in Buyer’s sole and absolute discretion).

12.                               Events of Default; Remedies

A.            Clause (xix) of Paragraph 12(a) is hereby amended in its entirety to read as follows:

(xix)         without the Buyer’s prior written consent, either of Douglas Lebda or David Norris shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, chairman and chief executive officer of the Parent or president of the Seller, respectively, or, if such cessation shall occur as a result of death or disability, no successor satisfactory to Buyer, in its reasonable judgment, shall have become, and shall have commenced to perform the duties of chairman and chief executive officer of the Parent or president of the Seller, respectively, within ninety (90) days after such cessation; provided that if any such satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, then the name of such successor or successors shall be deemed to have been inserted in place of Douglas Lebda or David Norris, as applicable, in this paragraph; or

B.            Clause (iii) of Paragraph 12(b) is hereby amended to read as follows: “(iii) direct Seller to cause all Income to be transferred into the Collection Account or another account specified by the Buyer within one (1) Business Day after receipt by Seller or any Subservicer;”.

C.            The first sentence of the third grammatical paragraph of Paragraph 12(d) is amended in its entirety to read as follows:

The Parties acknowledge and agree that (1) the Purchased Mortgage Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence (because of market disruptions or for any other reason whatsoever) of a generally recognized source for prices of, or for bid or offer quotations for, any one or more Purchased Mortgage Loans, Buyer may determine the values of such Purchased Mortgage Loans using such means, methods, assumptions and calculations as in its sole discretion it shall determine to be appropriate, and the means, methods, assumptions and calculations so used by Buyer shall be the only “reasonable determinant of value” for purposes of Section 562 of the Bankruptcy Code, (3) all prices, bids and offers and values shall be determined together with accrued Income (except to the extent, if any, contrary to market practice with respect to the relevant Purchased Mortgage Loans) and (4) in soliciting price, bid and offer quotations for any Purchased Mortgage Loan, or in determining the value of any Purchased Mortgage Loans in the absence of a generally recognized source for prices, bids and offers, it is reasonable for Buyer to use only the information provided by Seller on the daily data tape pursuant to subparagraph 11(g)(vii).

13.                               Interim Servicing of the Purchased Mortgage Loans

A.            The third sentence of Paragraph 13(e) is amended to read as follows:

In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with all funds in the Collection Account and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer.

21.                               Entire Agreement; Severability

Paragraph 21 is amended in its entirety to read in its entirety as follows:

This Agreement, as supplemented by the Side Letter, supersedes any existing agreements between the Parties containing general terms and conditions for repurchase transactions.  Each provision and agreement of this Agreement and the other Transaction Documents shall be treated as separate and independent from any other provision or agreement of this Agreement and the other Transaction Documents and shall be enforceable notwithstanding the unenforceability of any of such other provisions or agreements.  Without limiting the generality of the foregoing, if any phrase or clause of any Transaction Document would render any provision or agreement of that (or any other) Transaction Document unenforceable, such phrase or clause shall be disregarded and deemed deleted, and such provision or agreement shall be enforced as fully as if the offending phrase or clause had never appeared.

Exhibit B

A.            Item (aa) of Exhibit B is hereby amended to replace “de minims” in the penultimate sentence thereof with “de minimis”.

B.            Item (qqq) of Exhibit B is hereby amended in its entirety to read as follows:

(qqq)      Ineligible Loan Types.  The Mortgage Loan is not (i) a negative amortization loan, (ii) a second lien loan, (iii) a home equity line of credit or similar loan, (iv) an investor loan, (v) secured by Mortgaged Property which is not occupied by the Mortgagor, (vi) a reverse mortgage, (vii) a subprime Mortgage Loan or alt-A Mortgage Loan or (viii) considered an “Expanded Approval” loan or such similar loan as described in applicable Agency’s eligibility certification

C.            Item (sss) of Exhibit B is hereby amended to replace the term “Cooperative Loan” therein with “condominium loan.”

Exhibit C

Exhibit C is amended to add the following at the end thereof as Item XXIII:

XXIII.             PERMITTED DEBT

Debt incurred since date of Agreement or last Compliance Certificate (whichever is later):

Counterparty	Amount	Permitted?	Under which clause of Paragraph 11(bb)?
☐Yes ☐No
☐Yes ☐No
☐Yes ☐No

Exhibit G

Exhibit G is amended to read in its entirety as Exhibit G attached hereto.

Exhibit I

The field identified as “Loan-to-Value Ratio” on Exhibit I is hereby amended to read “Combined Loan-to-Value Ratio”.

Exhibit J [Form of Bailee Letter]

Exhibit J [Form of Bailee Letter] is hereby amended to add the following provision as Paragraph 15 thereto:

15.  Proceeds not Released; Automatic Reinstatement of JPM Chase’s Interests

No Release of Interest in Mortgages, Warehouse Lender Release of Security Interest or other release that JPM Chase has executed or executes will be effective to release JPM Chase’s interest in the proceeds of any Loan unless and until the full Release Price for that Loan has actually been received by JPM Chase, and JPM Chase’s interest in each such Loan and its proceeds shall be automatically reinstated if and to the extent that JPM Chase is required by order of any court of competent jurisdiction to refund or disgorge the Release Price paid to JPM Chase.

Exhibit M

Exhibit M attached to this Amendment is hereby made a part of the MRA.

As amended hereby, the MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ JOHN GREENE
John Greene
Underwriter

HOME LOAN CENTER, INC.

By:	/s/ RIAN FUREY
Name:	Rian Furey
Title:	SVP

[Signature Page to Amendment No. 4 to Master Repurchase Agreement]

EXHIBIT G

SUBSIDIARY INFORMATION

Name	Address	Place of Organization	State(s) in which qualified	Seller’s percentage ownership
HLC Escrow, Inc. (formerly HLC Escrow and Settlement Services)	163 Technology Drive, Suite 200, Irvine, CA 92618	CA	CA, WA	100%

HLC Settlement Services, Inc.	163 Technology Drive, Suite 200, Irvine, CA 92618	CA	PA	100%

EXHIBIT M

CERTAIN PERMITTED DEBT

None.